Exhibit 99.1

NEWS RELEASE

Sandy Breland Named Gray’s Chief Operating Officer

Atlanta, Georgia – May 22, 2023… Gray Television, Inc. (“Gray”) (NYSE: GTN) promoted Sandy Breland from Senior Managing Vice President to the role of Executive Vice President and Chief Operating Officer, effective today. Sandy succeeded Bob Smith, who recently retired after a long career with Gray in various capacities.

“Sandy has vast talents and experience in leading local news-focused operations that have earned her enormous respect within Gray and throughout our industry,” explained Gray’s Executive Chairman Hilton H. Howell. “She is the natural choice to lead Gray’s unique portfolio of leading television stations, and we are thrilled to announce her promotion as our new Chief Operating Officer.”

In early 2019, Sandy joined Gray as a Senior Vice President of Local Media upon Gray’s acquisition of Raycom Media, where she served as a Group Vice President. In her current role, she has overseen a portfolio of television stations and local digital platforms in 16 markets as well as Gray’s Washington DC News Bureau, its National Investigative Unit, and news support services for all markets. Last year, she assumed oversight of Recruiting and Gray’s new in-house News Research and Consulting operation. Sandy also has oversight of InvestigateTV, a weekly program airing across Gray’s stations.

Sandy has over 30 years of experience in local broadcasting and has received some of the industry’s highest honors. Her career has included General Manager of WVUE-TV (Fox) in New Orleans, Louisiana, and WAFB/WBXH in (CBS/MyNetwork) Baton Rouge, Executive News Director of KTVK-TV (Arizona’s Family TV3) in Phoenix, Arizona, and Executive News Director of WWL-TV (CBS) in New Orleans.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Sandy was honored with a Peabody and an Edward R. Murrow award for her planning and execution of Hurricane Katrina coverage during her time at WWL-TV. She proudly serves on the Board of Directors for the Carole Kneeland Project for Responsible Journalism. Sandy is a recipient of the RTNDF’s First Amendment Award and the Society of Professional Journalists’ Sigma Delta Chi Award for public service. In addition to a Bachelor’s in Journalism from Loyola University-New Orleans, she has attended continuing education sessions at Columbia University’s Sulzberger Leadership Program, Missouri University’s Management Program for Broadcast Professionals, and the Poynter Institute.

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. It also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Contact

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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